Exhibit 99.1

Stablecoin Development Corporation Begins Trading on NYSE American Under Ticker “SDEV”

Company Announces Completion of Corporate Name Change and Provides Updated SKY Holdings and Staking Metrics

EMERYVILLE, Calif., April 6, 2026 (GLOBE NEWSWIRE) -- Stablecoin Development Corporation (NYSE American: SDEV) (formerly NovaBay Pharmaceuticals, Inc.) (the “Company”) today announced that its corporate name change to Stablecoin Development Corporation is now effective and that its common stock has commenced trading on the NYSE American under the ticker symbol “SDEV.”

The Company’s legal name change became effective on April 2, 2026, and the transition to the new trading symbol reflects the Company’s previously announced strategic repositioning as an on-chain holding company focused on protocol-aligned digital asset ecosystems, with an initial focus on the Sky protocol ecosystem.

“As Stablecoin Development Corporation begins trading under the SDEV ticker, we believe our public market identity now more clearly reflects our strategy,” said Michael Kazley, Chief Executive Officer and Chairman. “Our objective is to build a disciplined public vehicle designed to provide public market access to the stablecoin economy. We believe this name and ticker better align the Company’s market presence with its balance sheet, operating strategy, and capital allocation priorities.”

Staking Rewards and Additional SKY Acquisitions

As of March 31, 2026, the Company held approximately 2.15 billion SKY tokens, representing approximately 9.15% of the total supply of SKY. Since commencing on-chain staking activities, the Company has earned approximately 35.3 million SKY tokens in cumulative staking rewards. The majority of the Company’s SKY holdings remain deployed in staking activities within the Sky protocol ecosystem. Staking rewards are determined by protocol governance parameters, participation levels and other factors, and are subject to variability over time.

The Company previously disclosed that, as of March 16, 2026, it held approximately 2.06 billion SKY tokens, representing approximately 8.78% of total SKY supply, and had earned approximately 26.6 million SKY tokens in cumulative staking rewards. The updated figures disclosed today reflect subsequent acquisitions and staking reward accruals through March 31, 2026.

Since the closing of its private placement of pre-funded warrants in January 2026, pursuant to which it received approximately $134 million in gross proceeds, including 943.6 million freely tradable SKY tokens (the “January 2026 Private Placement”), the Company has acquired approximately 1.17 billion additional SKY tokens on the open market at an average purchase price of approximately $0.065 per SKY token. All SKY tokens acquired outside of the January 2026 Private Placement have been purchased as freely tradable tokens through open-market transactions, consistent with the Company’s digital asset policies.

The Company continues to evaluate opportunities to enhance stockholder exposure to protocol-level economic activity through disciplined treasury management, staking participation, and long-term engagement in digital asset ecosystems that management believes are strategically aligned with the growth of stablecoin infrastructure.

About the Sky Protocol

Sky Protocol is a decentralized finance platform that evolved from MakerDAO, one of the earliest and most established projects in the digital asset ecosystem. The protocol enables the creation and use of USDS, a decentralized stablecoin pegged to the U.S. dollar, and serves as foundational financial infrastructure for lending, savings, and on-chain capital markets. SKY is the governance token of the Sky protocol ecosystem; holders participate in protocol governance through an open, transparent on-chain voting process. The protocol generates revenue from borrowing fees and other economic activity, which is used to fund open-market buybacks of SKY tokens that are then distributed to stakers. SKY has a fixed total supply of approximately 23.46 billion tokens, based on current protocol parameters. For more information, visit info.skyeco.com.

Channels for Disclosure of Information

Going forward, the Company intends to announce material information to the public through filings with the Securities and Exchange Commission (the “SEC”), the investor relations page on its website, press releases, public conference calls, public webcasts, its X (Twitter) account, and its LinkedIn page. The information disclosed through the foregoing channels could be deemed to be material information. As such, the Company encourages investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. Investors are always encouraged to refer to SDEV’s filings with the Securities and Exchange Commission for additional information.

About Stablecoin Development Corporation

Stablecoin Development Corporation (NYSE American: SDEV), formerly NovaBay Pharmaceuticals, Inc., is an on-chain holding company focused on long-duration participation in protocol-aligned digital asset ecosystems. The Company’s initial digital asset focus is the Sky protocol ecosystem, with SKY as its core holding. Through staking and other on-chain activities, the Company seeks to generate protocol-level economic exposure while maintaining governance, risk management, and public-company discipline. For more information, please visit www.stabledev.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy; the Company’s capital allocation strategy; the Company’s plans to hold, stake, and potentially monetize SKY tokens and other digital assets; the Company’s views regarding the growth and development of the stablecoin economy and related digital asset infrastructure; the variability of staking rewards and protocol governance parameters; and the Company’s intentions regarding future SKY token acquisitions. These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties, including risks related to the volatility of digital asset markets, regulatory developments affecting digital assets and staking activities, changes in protocol governance parameters, cybersecurity risks, and other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. The forward-looking statements in this press release represent management’s views as of the date hereof. Actual results may differ materially from those expressed or implied in any forward-looking statements. SDEV undertakes no obligation to update forward-looking statements except as required by law.

Company Contact:

Tommy Law

Chief Financial Officer

tommy@stabledev.com